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               United States                  |          OMB APPROVAL         |
  SECURITIES AND EXCHANGE COMMISSION          |-------------------------------|
       Washington, D.C. 20549                 |    OMB Number  3235-0167      |
                                              |  Expires: October 31, 2004    |
           FORM 15                            |  Estimated average burden     |
                                              |  hours per response .... 1.50 |
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         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 0-23716


                                 Emco Limited
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            (Exact name of registrant as specified in its charter)


                              620 Richmond Street
                            London, Ontario N6A 5J9
                                (519) 645-3900
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Shares, no par value
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   |_|              Rule 12h-3(b)(1)(i)   |_|
            Rule 12g-4(a)(1)(ii)  |_|              Rule 12h-3(b)(1)(ii)  |_|
            Rule 12g-4(a)(2)(i)   |X|              Rule 12h-3(b)(2)(i)   |X|
            Rule 12g-4(a)(2)(ii)  |_|              Rule 12h-3(b)(2)(ii)  |_|
                                                   Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date: Two hundred and thirty (230) of which twenty one (21) are US holders.

Pursuant to the requirements of the Securities Exchange Act of 1934, Emco Limited has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.

                                             EMCO LIMITED


Date:  April 8, 2003                         By: /s/ Mark Whitley
                                                 -----------------------
                                                 Name:  Mark Whitley
                                                 Title: Vice President, General
                                                        Counsel and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                                              SEC 2069 (01-02)